Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Western Asset Variable Money Market Portfolio:

We consent to the use of our report dated February 24, 2012, included herein, with respect to the financial statements of Legg Mason Western Asset Variable Money Market Portfolio, as of October 31, 2011, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

As more fully explained in Note 2 to financial statements, the Portfolio has no shareholders or net assets and may offer and sell shares in the near future.

New York, New York

February 24, 2012